Exhibit 99.1

Furniture Brands International, Inc.

1 North Brentwood Blvd.

St. Louis, Missouri 63105

For Further Information Call

Steven G. Rolls

Furniture Brands

Chief Financial Officer

314-889-3520

or

Farah Soi

ICR

203-682-8200

FURNITURE BRANDS INTERNATIONAL REPORTS

FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

St. Louis, Missouri, February 9, 2012 — Furniture Brands International (NYSE: FBN) today announced financial results for the fourth quarter and full year ended December 31, 2011.

•	Net sales of $1.11 billion for 2011, a decline of 4.5% compared to net sales of $1.16 billion in 2010

•	Gross profit of $267 million and gross margin of 24.1% in 2011 as compared to $276 million in gross profit and 23.8% gross margin in 2010

•	Inventory at year end of $228 million, down 8.6% from 2010 and down 8.3% from the third quarter of 2011

•	Year-end cash balance of $25.4 million, up $4.2 million from the third quarter of 2011

Mr. Ralph Scozzafava, Chairman and CEO stated, “2011 has been a year defined by continued progress on the cost and efficiency fronts but importantly, it also was a year where we made key investments to strengthen our infrastructure and improve our competitiveness for the long term.”

“Looking to 2012, our priority as an organization is to drive profitable sales. The progress we have made to reduce our operating losses the last few years has been driven by actions taken to align our cost structure with our revenue base, improve the efficiency of our manufacturing operations and drive profitable sales. This year we will focus on delivering the right product at the right price to the right retailers. We expect to improve our operational performance and generate positive free cash flow as we continue to make progress on the path to profitability,” Mr. Scozzafava concluded.

Net sales for the fourth quarter of 2011 were $255.5 million, a decline of 7.4% compared to net sales of $276.1 million in the fourth quarter of 2010. Fourth quarter 2011 retail sales at the 64 company-owned stores and showrooms totaled $34.6 million compared with retail sales of $38.8 million at 67 company owned stores and showrooms in the fourth quarter of 2010. Same-store sales at the 44 Thomasville stores that the company has owned for more than 15 months decreased 4% in the fourth quarter of 2011 following a 15% increase in the fourth quarter of 2010. For the full year of 2011, net sales were

$1.11 billion, a decrease of 4.5% compared to $1.16 billion in 2010 net sales. Full year 2011 retail sales totaled $145.9 million as compared to $147.7 million in 2010. Same-store sales at the 48 Thomasville stores that the company has owned for more than 15 months increased 6.3% in 2011 following a 19% increase in 2010.

Gross profit for the fourth quarter of 2011 was $58.8 million and gross margin was 23% compared to $50.1 million in gross profit and 18.1% gross margin in the fourth quarter of 2010. The increase in fourth quarter 2011 gross margin was primarily due to lower expenses related to restructuring activities, compensation, benefits, and inventory charges partially offset by higher raw material costs. For the full year, gross profit was $267.3 million and gross margin was 24.1% as compared to $276.3 million in gross profit and 23.8% in gross margin for 2010. The increase in full year 2011 gross margin was primarily due to lower expenses related to restructuring activities, compensation, and benefits partially offset by higher raw material costs.

Selling, general and administrative expenses (SG&A) for the fourth quarter of 2011 totaled $69.0 million as compared to $94.5 million in the fourth quarter of 2010. This decrease was primarily due to lower expenses related to restructuring activities, compensation, benefits, non-working marketing and sales spend, and bad debt expense as well as higher gains on facility and asset sales. For the full year, SG&A totaled $302.9 million as compared to $320.2 million in 2010. The decrease in full year 2011 SG&A was primarily due to lower expenses related to restructuring activities, compensation, benefits, non-working marketing and sales spend, and vacant facility costs as well as higher gains on facility and asset sales partially offset by favorable settlements related to certain international tax and trade compliance matters that took place in 2010.

The Company had a pretax loss of $10.5 million in the fourth quarter of 2011 as compared to a pretax loss of $46.4 million in the fourth quarter of 2010. For the full year the company reported a pretax loss of $46.6 million as compared to a pretax loss of $47.9 million in 2010. The 2011 pre-tax loss includes $9 million in intangible asset impairment as compared to $1.1 million in intangible asset impairment in 2010.

For the fourth quarter of 2011, Furniture Brands reported a net loss of $9.5 million, or $0.17 per share compared to a net loss of $44.7 million, or $0.82 per share in the fourth quarter of 2010. For the full year net loss was $43.7 million, or $0.80 per diluted share compared to a net loss of $39.0 million, or $0.76 per diluted share in 2010. The $6.1 million decrease in income tax benefit from 2010 to 2011 is primarily due to the benefit created from contributions to our pension plan in 2010.

The Company ended the year with $25.4 million in cash, up $4.2 million from the third quarter of 2011, and $77 million in debt, consistent with the third quarter of 2011.

Outlook

Item	2011 Actual	2012 Estimate

Capital Expenditures	$27.5 million	$16 to $18 million

Depreciation and Amortization	$21.9 million	$22 to $24 million

Pension Contribution	$3.1 million	$14 million

As previously mentioned, cost improvement actions were implemented in the third quarter of 2011 that will generate annualized cost savings of at least $30 million. Inclusive of these cost savings and the above guidance, quarterly base SG&A in 2012 is expected to be between $73 and $77 million. This base SG&A run rate will increase or decrease depending on changes such as brand support activities and incentive compensation accruals. The Company expects to generate positive free cash flow in 2012.

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Upcoming Investor Event

A conference call will be held to discuss fourth quarter and full year results at 7:30 a.m. (Central Time) on February 9, 2012. Those wishing to participate should call 866-783-2144 (domestic calls) or 857-350-1603 (international calls) and reference passcode 10797901. The call can also be accessed in the Upcoming Investor Events section of the company’s website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.

For those unable to attend the conference call, it will be available via taped replay from 10:30 a.m. (Central Time) on February 9, 2012 through 5:00 p.m. (Central Time) on February 16, 2012. That replay can be accessed by dialing 888-286-8010 (617-801-6888 for international calls) and entering passcode 88525789.

About Furniture Brands

Furniture Brands International, Inc. (NYSE: FBN) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including its own Thomasville retail stores and through interior designers, multi-line/independent retailers and mass merchant stores. Furniture Brands’ portfolio includes some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith and La Barge. To learn more, visit furniturebrands.com.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, “ “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources or our inability to secure additional financing to meet our operating and capital needs; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

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FURNITURE BRANDS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	$255,537	$276,093	$1,107,664	$1,159,934
Cost of sales	196,735	226,014	840,357	883,620

Gross profit	58,802	50,079	267,307	276,314
Selling, general & administrative expenses	69,005	94,475	302,854	320,226
Impairment of trade names	—	1,100	9,000	1,100

Operating loss	(10,203)	(45,496)	(44,547)	(45,012)
Interest expense	991	805	3,573	3,172
Other income (expense), net	648	(82)	1,567	264

Loss before income tax benefit	(10,546)	(46,383)	(46,553)	(47,920)
Income tax benefit	(1,050)	(1,706)	(2,803)	(8,894)

Net loss	$(9,496)	$(44,677)	$(43,750)	$(39,026)

Net loss per common share:
Basic and diluted	$(0.17)	$(0.82)	$(0.80)	$(0.76)

Weighted average common shares outstanding:
Basic and diluted	55,009	54,808	54,935	51,116

FURNITURE BRANDS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$25,387	$51,964
Receivables, less allowances of $10,413 ($18,076 at December 31, 2010)	107,974	114,535
Inventories	228,155	249,691
Prepaid expenses and other current assets	9,490	11,242

Total current assets	371,006	427,432

Property, plant and equipment, net	115,803	124,866
Trade names	77,508	86,508
Other assets	50,179	37,607

	$614,496	$676,413

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$85,603	$79,846
Accrued expenses	53,551	61,223

Total current liabilities	139,154	141,069

Long-term debt	77,000	77,000
Deferred income taxes	19,330	23,114
Pension liability	185,991	104,736
Other long-term liabilities	60,740	70,927

Shareholders’ equity	132,281	259,567

	$614,496	$676,413

FURNITURE BRANDS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net loss	$(43,750)	$(39,026)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	21,893	23,851
Compensation expense related to stock option grants and restricted stock awards	2,548	2,512
Impairment of trade names	9,000	1,100
Gain on the sale of assets	(3,940)	(1,297)
Other, net	(248)	606
Changes in operating assets and liabilities:
Accounts receivable	5,852	12,573
Income taxes receivable	708	57,381
Inventories	21,536	(23,613)
Prepaid expenses and other assets	1,566	(1,565)
Accounts payable and other accrued expenses	(3,096)	(18,756)
Deferred income taxes	(2,602)	(2,560)
Other long-term liabilities	(15,694)	(5,905)

Net cash provided (used) by operating activities	(6,227)	5,301

Cash flows from investing activities:
Additions to property, plant, equipment and software	(27,507)	(21,930)
Proceeds from the disposal of assets	9,517	2,779

Net cash used in investing activities	(17,990)	(19,151)

Cash flows from financing activities:
Payments of long-term debt	—	(18,000)
Payments for debt issuance costs	(2,458)	—
Other	98	(58)

Net cash used in financing activities	(2,360)	(18,058)

Net decrease in cash and cash equivalents	(26,577)	(31,908)
Cash and cash equivalents at beginning of period	51,964	83,872

Cash and cash equivalents at end of period	$25,387	$51,964

Supplemental disclosure:
Cash payments (refunds) for income taxes, net	$706	$(63,294)
Cash payments for interest expense	$3,022	$2,780

FURNITURE BRANDS INTERNATIONAL, INC.

SUPPLEMENTAL RETAIL INFORMATION

(dollars in thousands)

(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended		Three Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	$26,028	$28,813	$8,574	$9,978
Cost of sales	14,775	17,915	5,653	6,290

Gross profit	11,253	10,898	2,921	3,688
Selling, general & administrative expenses - open stores	15,345	15,787	3,843	5,627

Operating loss - open stores (c)	(4,092)	(4,889)	(922)	(1,939)

Selling, general & administrative expenses - closed stores (d)	—	—	2,268	3,252

Operating loss (c)	$(4,092)	$(4,889)	$(3,190)	$(5,191)

Number of open stores and showrooms at end of period	48	48	16	19
Number of closed locations at end of period			23	27

Same-store-sales (e):
Percentage increase (decrease)	(4)%	15%	(f)	(f)
Number of stores	44	45

	Thomasville Stores (a)		All Other Retail Locations (b)
	Twelve Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	$108,548	$107,787	$37,395	$39,948
Cost of sales	63,158	63,787	24,277	24,822

Gross profit	45,390	44,000	13,118	15,126
Selling, general & administrative expenses - open stores	62,600	62,148	18,344	22,343

Operating loss - open stores (c)	(17,210)	(18,148)	(5,226)	(7,217)

Selling, general & administrative expenses - closed stores (d)	—	—	7,364	6,782

Operating loss (c)	$(17,210)	$(18,148)	$(12,590)	$(13,999)

Same-store-sales (e):
Percentage increase	6%	19%	(f)	(f)
Number of stores	48	46

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.
b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”).
c)	Operating loss does not include our wholesale profit on the above retail net sales.
d)	SG&A—closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities. Decrease in fourth quarter 2011 closed store SG&A expense primarily due to increased closed store lease liabilities in the prior year.
e)	The same-store-sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months.
f)	Same-store-sales data is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands including six Drexel Heritage stores, one Henredon store, one Broyhill store, and eight Designer Showrooms at December 31,2011; and it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.